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EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS
(in thousands except per share data)


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
                                                                           Ten Month
                                                                          Fiscal Year
                                                                             Ended
                                          Years Ended December 31,         December
                                            1996            1995           31, 1994
                                          -------------------------------------------

Net earnings (loss)                       $(1,056)        $ 1,626           $ 2,689
                                          =======         =======           =======


Average common shares outstanding          11,014           9,010            10,003

Average common share equivalents                -           1,344             1,195
                                          -------         -------           -------

Average number of common shares and
common share equivalents (if dilutive)     11,014          10,354            11,198
 outstanding
                                          =======         =======           =======

Net earnings (loss) per common share      $  (.10)        $  0.16           $  0.24
                                          =======         =======           =======

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